Exhibit (h)(8)

SUB-ADMINISTRATION SERVICES AGREEMENT

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION
2.	SERVICES AND RELATED TERMS AND CONDITIONS
3.	CLIENT COMMUNICATIONS
4.	COMPLIANCE WITH LAWS; ADVICE
5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY
6.	SCOPE OF RESPONSIBILITY
7.	INDEMNITY
8.	FEES AND EXPENSES
9.	REPRESENTATIONS
10.	TERM AND TERMINATION
11.	GOVERNING LAW AND JURISDICTION
12.	MISCELLANEOUS

Schedule A	List of Funds
Schedule 1	Definitions
Schedule 2	Services
Schedule 3	Dependencies
Schedule 4	Confidentiality and Data Privacy Conditions
Exhibit A	Fee Schedule

THIS SUB-ADMINISTRATION SERVICES AGREEMENT (“Agreement”) is made on June 1, 2019, by and between Cavanal Hill Investment Management, Inc. (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its place of business at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 (the “Service Provider” or “Citi” and, with the Client, the “Parties”).

BACKGROUND:

WHEREAS, Client entered into an administration agreement dated July 1, 2004 with the Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), an open-end management investment company registered under the 1940 Act, consisting of several series of shares of beneficial interest, as listed on Schedule A (the “Funds”)

pursuant to which Client acts as the administrator of the Trust (the “Administration Agreement”).

WHEREAS, the Service Provider and the Client are currently parties to a Sub-Administration Agreement dated as of July 1, 2004, as amended, (the “Prior Sub-Administration Agreement”).

WHEREAS, the Parties wish to terminate the Prior Sub-Administration Agreement in its entirety and enter into this new Agreement for the provision of certain sub-administration services to the Client by the Service Provider.  By operation of law, the termination of the Prior Sub-Administration Agreement automatically terminates the Compliance Services Agreement dated as of September 28, 2004, as amended, between the Service Provider and Cavanal Hill Funds (the “Prior Compliance Services Agreement”) (collectively with the Prior Sub-Administration Agreement, the “Prior Agreements”). For the avoidance of doubt, the Prior Agreements will no longer have any force or effect and this Agreement will act as the only operative agreement between the Parties with respect to the services described herein.

NOW THEREFORE, in consideration of the promises and the covenants hereinafter contained, the Client and the Service Provider hereby agree that Service Provider will act as Sub-Administrator to the Funds by furnishing the administrative services set forth in this Agreement as an independent contractor.

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions. Capitalized terms used herein will have the meanings set forth in Schedule 1. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth elsewhere in this Agreement.

1.2           Interpretation.

1.2.1        The schedules and exhibits to the Agreement are expressly made a part of this Agreement. In the event of any inconsistency between this Agreement and any schedule or exhibit, the relevant terms of the schedule or exhibit shall prevail; provided, that no provision of any such schedule or exhibit shall prevail over clause 6 (Scope of Responsibility) or clause 7 (Indemnity) of this Agreement.

1.2.2        The headings in this Agreement do not affect its interpretation.

1.2.3        A reference to: (i) any Party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised and (iv) where the context warrants, references to Services provided to the Client shall include the Funds.

2.             SERVICES AND RELATED TERMS AND CONDITIONS

2.1           Services; No Implied Duties. The Services are described in Schedule 2. The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services are provided only with respect to the Client and the Funds, and the Service Provider shall have no obligation to provide Services to any Person (including any other series of the Trust not listed on Schedule A) unless the Service Provider has agreed to do so in a written amendment to Schedule 2 The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in Schedule 2. The Service Provider will have no implied duties or obligations not directly related to the completion of the express duties. Notwithstanding the foregoing, Schedule 2 is intended to be a comprehensive listing of all Sub-Administrative services that have traditionally been provided under the Prior Sub-Administration Agreement, except for those services that are no longer required by law or that had been intentionally discontinued by mutual consent of the Parties prior to the Effective Date.

2.2           Service Changes. Any change to the Services agreed to by the Parties (a “Service Change”) will be set forth in an amendment to Schedule 2, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. Any such additional fees shall be negotiated in good faith. The foregoing process is the “Change Control Process.” The Service Provider will act with reasonable promptness and diligence to proceed under the Change Control Process in order to ensure that the Client is in compliance with the Law at all times.

2.3           Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees and Agents to provide, to the Service Provider the information that the Service Provider may reasonably request in connection with the Services and this Agreement that the Service Provider does not independently have a responsibility to maintain.

2.4           Dependencies. The Service Provider will use reasonable efforts to provide the Services while any of the Dependencies specified in Schedule 3 subsist, provided that the Service Provider shall not be obliged to incur additional costs to do so.

2.5           Client Information. As between the Parties, the Client is responsible for the accuracy and completeness of, and the Service Provider, subject to its compliance with its obligations in sections 3.1 and 6.1, has no obligation under this Agreement to review for accuracy or completeness of: (i) information contained in the Organic Documents, Offering Documents and any Policies and Procedures; and (ii) any data submitted by the Client or its Affiliates to the Service Provider for processing on behalf of the Client or the Funds. The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule (“Fee Schedule”) attached hereto as Exhibit A.

2.6           Use of Agents. The Service Provider is permitted to, at its expense, to subcontract with Agents without the consent of the Client to perform any of the duties of the Service Provider under this Agreement. The Service Provider will use reasonable care in the selection and continued appointment of its Agents; provided, however, the Service Provider shall not be relieved of any of its obligations under this Agreement and shall at all times remain liable for the acts or omissions of its Agents as if such acts or failure to act were its own.

2.7           Other Services and Activities; Conflicts of Interest.

2.7.1        The Client acknowledges that the Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to the Client or to other Persons. The Client also acknowledges that the Service Provider may be (i) prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services and (ii) “walled off” from facts or things that may come to the knowledge of its Affiliates in the course of providing such services, and therefore may be unable to make any such disclosures to the Client, and the Client agrees that neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so.

2.7.2        Among other things, the Service Provider or an Affiliate may receive or generate valuation information with respect to securities of the Funds, and neither the Service Provider nor any Affiliate is under any obligation to disclose such information to the Client or any of the Fund’s Investors. The Client acknowledges that neither the Service Provider nor any Affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Client or from any Person specified in clause 6.3.5.

2.7.3        Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Fund is authorized to invest (for itself or its Investors), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

2.8           AML/OFAC. The Client acknowledges that the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. The Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person in connection with the services provided by the Service Provider under this Agreement.

2.9           Withholding Taxes. Client acknowledges that Service Provider is not responsible pursuant to this Agreement for the withholding, deduction or payment of any U.S. federal withholding taxes. Client nevertheless acknowledges that Service Provider or other relevant parties (including counterparties or Investors) may be required by applicable law to pay, withhold or deduct amounts in respect of taxes in connection with the Services, and that such amounts may be due even where there is no corresponding payment of cash to Client or where there is a payment of cash from Client to a counterparty, Investor, or other person. Client authorizes Service Provider to pay, withhold or deduct any such amounts to the extent required or permitted by applicable law. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, Service Provider shall not be required to pay any additional amounts to Client or any counterparty or Investor in respect of such payment, deduction or withholding. If Service Provider determines that taxes are due in connection with the Services and have not been paid (through withholding or otherwise), Service Provider shall notify Client of such unpaid taxes and Client shall promptly make a payment in respect of such taxes to the Internal Revenue Service and shall deliver to Service Provider the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to Service Provider.

3.             CLIENT COMMUNICATIONS

3.1           Authority. The Client authorizes the Service Provider to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person. The Client also authorizes the Service Provider to rely on the information and data it receives from any Persons specified in clause 6.3.5. The Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Funds in connection with this Agreement including, but not limited to, (i) signing any agreements, declarations or other documents relating to the Services and (ii) providing any Instruction, until the Service Provider has received written notice or other notice acceptable to it of any change of an Authorized Person and the Service Provider has had a reasonable opportunity under the circumstances to act.

3.2           Instructions and Other Client Communications. The Client and the Service Provider shall comply with security procedures agreed from time to time by the Parties or, absent such agreement, other reasonable procedures used by the Service Provider, intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client.

3.3           Authentication. Provided the Service Provider complies with the applicable security procedures, the Client agrees that the Service Provider will be entitled to treat any communication, including any Instruction, as having originated from an Authorized Person and the Service Provider may rely and act on that communication as authorized by the Client.

3.4           Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.

3.5           Incomplete or Insufficient Instructions. The Service Provider may act on Instructions where the Service Provider reasonably believes the Instruction contains sufficient information. The Service Provider must not act on an Instruction where it reasonably doubts its contents.

3.6           Recall, Amendment, Cancellation. If the Client requests the Service Provider to recall, cancel or amend an Instruction, the Service Provider shall, subject to applicable Law, use its reasonable efforts to comply.

3.7           MIFT. The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. If the Service Provider acts on a MIFT and complies with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Service Provider.

4.             COMPLIANCE WITH LAWS; NO ADVICE

4.1           Compliance. The Service Provider will comply in all material respects with all Laws applicable to the subject matter and delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law. No communication in connection with this Agreement or the Services should be construed as tax or legal advice, and no such communication can be used or relied upon by a Party or any other taxpayer (i) for the purpose of avoiding tax penalties under the Internal Revenue Code or otherwise or (ii) promoting, marketing or recommending to another party any transaction or matter discussed herein.

4.2           No Fiduciary, etc. Neither Party nor its employees and Agents are, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer to the other Party, (ii) providing investment, accounting, valuation, legal or tax advice to the other Party or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other services, including within the meaning of the AIFMD Regulations, to the other Party or any other Person. The Service Provider shall not be required under this Agreement to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions.

4.3           Applicable Laws. Neither Party assumes any responsibility for compliance by the other Party with any Laws applicable to the other Party; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility under this Agreement for (i) monitoring or ensuring that the Client’s Policies and Procedures reflect the requirements of applicable Law or (ii) compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

5.             COMMUNICATIONS AND REPORTS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

5.1           Communications and Statements. Communications, notices and invoices may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report with respect to the Services (a “Report”) and, in any case, within sixty (60) days from the date on which the invoice or Report is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Service Provider of any errors or corrections in an invoice or Report beyond such time, provided that the Service Provider shall not be responsible for any losses caused by such delay in notification.

5.2           Records and Access; Audits.

5.2.1        Upon request, the Service Provider will promptly provide, when it becomes available, its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”).

5.2.2        The Client agrees that it shall pay such charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. The Client acknowledges that such charges may include the fees and expenses of external counsel to the Service Provider, provided that Client consented to the appointment of such external counsel, which consent shall not be unreasonably withheld.

5.2.3        The Service Provider shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained at the expense of the Service Provider on behalf of the Client shall be prepared and maintained at the expense of the Service Provider, but shall be the property of the Client (“Client Records”). In case of any request or demand for the inspection of Client Records by another Person, the Service Provider shall notify the Client, if permitted by all applicable Law, rule, regulation or order, and follow the Client’s instructions as to permitting or refusing such inspection; provided, that the Service Provider may exhibit such records to any Person in any case where it is advised by its counsel that it may be held liable for failure to do so.

5.2.4        Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records maintained by the Service Provider as part of the Services solely for use in complying with legal and regulatory requirements or Service Provider’s own internal policies.

5.3           Confidentiality. Responsibilities of each Party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions attached to this Agreement as Schedule 4, and the Parties agree to the terms specified in Schedule 4.

5.4           Service Provider IP. The Client acknowledges that: (i) as between the Client and the Service Provider, the Service Provider is the owner of all Service Provider IP; and (ii) the Service Provider has the right to use Service Provider IP to perform services for other Service Provider customers (including services that are similar or identical to those performed for the Client). Except as specifically set forth in clause 5: (a) this Agreement does not confer upon the Client any right, interest, claim, or title in or to any Service Provider IP; and (b) no license (whether express or implied) is granted to the Client, by estoppel or otherwise, to any Service Provider IP.

5.5           Client IP; Licenses. The Service Provider acknowledges that, as between the Client and the Service Provider, the Client is the owner of all Client IP. The Client grants to the Service Provider a limited, non-exclusive, non-transferable, non-sublicensable, license to permit the Service Provider, its Affiliates and Agents, and its and their personnel to use the Client IP during the Term of this Agreement solely for the purpose of and only to the extent necessary to provide the Services and as otherwise contemplated by the Confidentiality and Data Privacy Conditions.

5.6           Service Provider Licenses.

5.6.1        The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license during the Term of this Agreement to permit the Client its Affiliates and Agents, and its and their personnel, officers, employees to access those Service Provider Systems described in Schedule 2 via telecommunications lines solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. The Client will ensure that any use of access to the Service Provider Systems or Software (as described below) by the Client’s officers, employees or Agents is in accordance with this Agreement and the user manuals, customer bulletins and terms and conditions of use that are related to the Service Provider Systems or the Services and created by the Service Provider from time to time (“System Documentation”) and noticed to the Client. This license does not include: (i) any right for the Client or any officer or employee of the Client to access any data on the Service Provider Systems other than Client Records; or (ii) any license to any Software, except to the extent provided in clause 5.6.2. If there is a conflict between the terms of this Agreement and the System Documentation, the System Documentation shall prevail.

5.6.2        The receipt of certain Services identified in Schedule 2 may require the Client to directly access or use software that is owned by the Service Provider or licensed by the Service Provider from third parties (“Software”). The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license, during the term of this Agreement, to permit the Client, its Affiliates and Agents, and its and their personnel, officers and employees to access and use the object code version of the Software solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. Except as authorized in writing by the Service Provider, the Client will not (and will not permit any officer, employee, Agent or Affiliate of the Client to): (i) disclose or distribute any Software (in any format) to any third party; (ii) permit any third party to access or use any Software (in any format) through any time-sharing service, service bureau, network, consortium, or other means; (iii) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the license granted in this clause 5.6.2 to any third party, whether by operation of law or otherwise; (iv) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Software by any means; (v) modify or alter any Software in any manner; (vi) create derivative works based on any Software; or (vii) directly or indirectly copy any Software.

5.6.3        The Client will not remove (or allow to be removed) any proprietary rights notices from any Software and will display the Software name and the names, logos, trademarks, trade names, and any copyright notices of the Service Provider and the Service Provider’s licensors, as set forth thereon or reasonably requested by the Service Provider.

5.6.4        The Client will comply with all applicable use, export, and re-export restrictions and regulations with respect to any use by the Client or the Client’s officers, employees or Agents of Software delivered or made available to the Client as contemplated by this clause 5.6.

5.6.5        The Service Provider reserves all rights in the Service Provider Systems and in the Software that are not expressly granted to Client in this clause 5.6.

5.7           Service Data. Service Provider may provide Client with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).

5.7.1        Accordingly, the Client acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under this Service Agreement, and shall be used only internally (except, that Client may include a limited amount of Service Data (a) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (b) in registration statements and marketing materials, and (c) in order to fulfil a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) Client will permit Data Suppliers and their affiliates reasonable access to audit Client’s use of data sourced from Data Suppliers; (iv) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Agreement; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Client relating to Client’s receipt or use of the data.

5.7.2        If Client engages a subadvisor to help manage certain of its funds, then, upon consent of Service Provider, such Client may distribute the Data Supplier’s Service Data to such subadvisor; provided, however, that Client must enter into a written agreement with subadvisor which requires the subadvisor to agree to the provisions set forth in clauses (i)-(v) of clause 5.7.1 above.

5.7.3        In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to Client’s use of their data (including Data Supplier policies (the “Data Supplier Policies”)) and Client shall, within a reasonable period of time following receipt, comply with such Policies. A Data Supplier may amend the Policies, without notice, from time to time but Client shall not be required to comply until after a reasonable time following receipt of such amended Policies. A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Client’s receipt of its data for any or no reason with or without notice; and (y) require Client to enter into an agreement with it directly as a condition of your receipt of its data.

5.7.4        The termination of a license agreement allowing Service Provider to provide the Service Data or of the Client’s rights to use Service Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Service Data (or related data or reports) as part of the Services shall be terminated. In such event, the Service Provider shall use reasonable efforts to implement alternative sources for Service Data, subject to the Change Control Process. The Client shall cooperate in good faith to permit Service Provider to replace the adversely affected Services.

5.7.5        Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

5.7.6        Data Suppliers shall have no liability whatsoever to the Client in respect of Service Data used by the Service Provider to provide the Services, and neither shall the Service Provider.

5.7.7        No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Client.

5.7.8        The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

5.8           Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other Party or its Affiliates without the prior written approval of the other Party.

5.9           Communications to Investors. The Parties acknowledge that it will be necessary for Client to describe the Services provided by Service Provider in various communications or documents intended for distribution to Investors and potential Investors in connection with the offering or sale by the Funds of securities (an “Offering Document”). The Client will provide to Service Provider the opportunity to review and comment on Offering Documents, including references to Service Provider. The Service Provider will not unreasonably withhold, condition or delay its review and comment and the Client will reasonably cooperate with any request by the Service Provider to include or revise descriptions of the Services or the terms of this Agreement. The Client shall not, in any communications with Investors, whether oral or written, make any representations to its Investors stating or implying that the Service Provider is providing valuations with respect to the Client’s securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with the Client’s securities, products or services.

6.             SCOPE OF RESPONSIBILITY

6.1           Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).

6.1.1        Standard of Care for the Provision of a PFO. For the provision of a Principal Financial Officer (“PFO”) as set out in Schedule 2, Section III of the Agreement, the Service Provider will exercise reasonable care in selecting an individual to be considered by the Board for appointment as PFO of the Funds.

6.2           Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including clause 6.1), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misconduct, fraud, negligence of the Service Provider or any Service Provider Agent as a result of the performance or non-performance by the Service Provider or any Service Provider Agent of its obligations and duties hereunder and (ii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement. For purposes of clause (i) above, the following Persons shall not be considered Agents of the Service Provider: (A) Agents appointed at the request of Client or (B) postal and other couriers, communications suppliers, utilities, banks, market infrastructure providers and payment infrastructure providers, with respect to which Service Provider’s only obligation is to use reasonable care in selecting such Persons and monitoring their performance of services to the Service Provider.

6.2.1        Responsibility for Losses for the Provision of a PFO. For the provision of a PFO as set out in Schedule 2, Section III, Service Provider’s only obligation is to make qualified individual available to serve as PFO. Service Provider expressly disclaims any obligation or liability for the PFO’s performance of his or duties once appointed. Service Provider will not be liable to the Client or the Funds for any damages or losses save for those resulting from the gross negligence, willful misconduct, or fraud of the Service Provider in selecting an individual to be considered by the Board for appointment as PFO, and the Service Provider’s liability will be subject to the limitations set forth below.

6.3           Limitations on Liability.

6.3.1        Upon the actual knowledge by any Party of the occurrence of any event relating to the provision of Services hereunder which may cause any loss, damage or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

6.3.2        The Client understands and agrees that (i) the obligations and duties of the Service Provider under this Agreement are not obligations or duties of any other member of the Citi Organization and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citi Organization. For the avoidance of doubt, exculpatory references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, Agents and delegates of the Service Provider.

6.3.3        The Service Provider will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met, through no fault of the Service Provider; (ii) if the failure is at the prior written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event.

6.3.4        Subject to compliance by the Service Provider with its obligations in clause 3.2 with respect to authentication of Instructions, the Service Provider (i) shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or any other information it receives from or on behalf of the Client or any Agent of the Client and (ii) shall be without liability for any loss or damage suffered by the Client or any of the Client’s Investors as a result of the Service Provider’s reliance on and utilization of any such Instruction or other such information.

6.3.5        The Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, any third party that is not acting as an Agent of Service Provider, including, without limitation, (i) Data Suppliers, (ii) clearance or settlement systems, (iii) any Persons who possess information about the Client or its Investors reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, investment advisers, intermediaries, or custodians that service the Client or any Investors and their respective Agents and employees; and (iv) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Investors, and such third parties will not be considered Agents of the Service Provider for purposes of this Agreement.

6.3.6        About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Service Provider. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Client.

6.3.7        The Service Provider, under this Agreement, (i) shall have no responsibility for the management of the investments or any other assets of the Client or its Investors, and (ii) shall have no obligation to review, monitor or otherwise ensure compliance by the Client with the investment restrictions (regardless of whether such restrictions are imposed on the Client under applicable Law), policies, restrictions or guidelines applicable to the Funds or any other term or condition of the Organic Documents, Offering Document, or Policies and Procedures (iii) shall only be required to review and monitor any applicable investment restrictions as they directly relate to Service Provider’s provision of any post-trade compliance service under this Agreement.

6.3.8        The Client acknowledges that the Service Provider (i) does not provide valuations with respect to discrete securities in which the Funds may invest, and does not value the Fund’s products or services, except that to the extent specifically set forth in Schedule 2 the Service Provider may calculate the value of a portfolio of securities and financial assets owned by the Funds, (ii) does not verify any valuations provided to it by the Client or any other Person, and does not verify the existence of any assets in connection with Fund’s securities but instead relies exclusively on information about valuations and the existence of assets provided to it by the Client, Data Suppliers and other third parties, and (iii) shall have no responsibility and shall be without liability for any loss or damage arising solely with respect to valuation or verification of discrete assets.

6.3.9        Limitation of Liability for Provision of the PFO. For the provision of a PFO as set out in Schedule 2, Section III, Service Provider’s only obligation is to make a qualified individual available to serve as PFO. Service Provider expressly disclaims any obligation or liability for the PFO’s performance of his or her duties once appointed. The Service Provider will have no implied duties or obligations. Service Provider and the Client, on behalf of itself and the Funds, shall mitigate damages for which the other may become responsible hereunder.

6.3.10      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON IN CONNECTION WITH THE SERVICES AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. THE CLIENT ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY ORAL OR WRITTEN REPRESENTATION MADE BY THE SERVICE PROVIDER OR ANY PERSON ON ITS BEHALF OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

6.3.11      Notwithstanding anything in this Agreement to the contrary, the cumulative liability of the Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the amount paid in fees by the Client (or, if applicable, by or on behalf of a Fund of the Client) in the twelve-month period preceding the date on which such loss, claim or damage occurred.

6.4           Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed by the parties related to an unexcused termination of this agreement and except for the Client’s indemnification obligations, (i) each Party shall be liable to any other Person only for direct damages arising under this Agreement and (ii) under no circumstances shall any Party, its Affiliates or any if it’s or their directors, officers, employees or Agents be liable to any other Person for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party.

7.             INDEMNITY AND INSURANCE

7.1           Indemnity. The Client will indemnify the Service Provider, its Affiliates and its and their respective officers, directors, employees and representatives (each an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party (including any Investor, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

7.1.1        This Agreement, except any Loss resulting from the willful misconduct, fraud or negligence of the Service Provider or any of its Agents, in each case in connection with the Services; or

7.1.2        Any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing (including electronically) to the Client by the Service Provider specifically for use in any Offering Document; or

7.1.3        Any act or omission of the Client, its Agents, or any Data Suppliers whose data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions of the Client.

In particular, to the extent the Service Provider or any of its Affiliates pays or has paid from its own funds or is or becomes required to pay any amount that should have been, but was not deducted and withheld from a payment to the Client or to any Investor, or to or from the Client’s or any Investor’s account, or any account with respect to any requirement under the Code and Treasury Regulations, any intergovernmental agency or any related law or guidance interpreting or implementing the same, the Client shall indemnify Service Provider or the relevant Affiliate in respect of such amount, plus any interest and penalties thereon. The Client understands that the Service Provider is not required to contest any demand made by the U.S. Internal Revenue Service or any other governmental authority for such payment but Service Provider shall promptly notify Client, where permitted by all applicable Law, rule, regulation or order, of any such demand in order to allow Client to contest.

7.2           Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which the Client may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim; provided, that any delay or failure by the Indemnitee in providing such notification shall only affect the Client’s obligations and duties hereunder to the extent the Client is materially prejudiced as a result of such delay or failure. The Indemnitee shall have the option to participate in the defense of such claim, or to defend against said claim, at its own expense.

Notwithstanding the foregoing,

(i)            subject to clause (ii) below, the Service Provider may assume the defense of any claim at any time upon notice to the Client if (a) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of the Service Provider, (b) if the Service Provider determines that any such claim jeopardizes the Service Provider’s status under any registration or other Governmental Approval, (c) such claim is made by another client of the Service Provider, or (d) such claim seeks injunctive or other, similar relief that would require the Service Provider to take or refrain from taking any action; and

(ii)           under no circumstance shall any Indemnitee confess any claim or make any compromise of any claim in which the Client may be required to indemnify the Indemnitee, except with the other Client’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Client shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

7.3           Insurance. Citi shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Citi shall maintain the following insurance coverage during the entire Term of this Agreement: (i) Workers’ Compensation Insurance in accordance with applicable laws of the state where Citi performs services and Employer’s Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence, and (ii) Commercial General Liability insurance covering bodily injury and property damage liability in an amount not less than one million dollars ($1,000,000) per occurrence. Citi shall have the option, either alone or in conjunction with Citigroup, Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self-insurance and/or provide or maintain any insurance sufficient to fulfil its obligations under this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self-insurance”), provided that the same does not thereby decrease the insurance coverage or limits set in this Section. Any self-insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citi elects to self-insure, then, with respect to any claims which may result from incidents occurring during the terms of this Agreement, such self-insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

8.             FEES AND EXPENSES

8.1           Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Schedule, together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services listed or described in the Fee Schedule. If Service Changes are necessitated by changes in applicable Law with respect to the Client, Citi reserves the right to negotiate in good faith an increase its fees consistent with the Service Change plan agreed by the Parties as contemplated by the Change Control Process or, in the absence of such a Service Change plan, in a fair and equitable manner taking into account the number of other Service Provider clients affected by such change. Except as set forth in the Fee Schedule, Fees and other amounts due to the Service Provider under this Agreement shall be due within ten (10) Business Days of the receipt by the Client of the invoice therefor.

8.2           Taxes. The Service Provider shall not be liable for any taxes, withheld amounts, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Investor, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.             REPRESENTATIONS

9.1           General. Each Party represents at the date this Agreement is entered into and any Service is used or provided that:

9.1.1        It is duly organized and in good standing in every jurisdiction where it is required so to be;

9.1.2        It has the power and authority to sign and to perform its obligations under this Agreement;

9.1.3        This Agreement is duly authorized (including, if the Client has a board of directors, by such board of directors) and signed by an authorized officer of such Party and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

9.1.4        Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

9.1.5        It is in compliance with all securities, tax, and commodities Laws applicable to it, including, but not limited to, the 1940 Act and in material compliance with all other applicable laws;

9.1.6        Any act required by any relevant Governmental Authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

9.1.7        The performance by such Party of its obligations under this Agreement will not violate or breach any applicable Law or contract binding on such Party.

9.1.8        The Service Provider’s representations and warranties in relation to clauses 9.1.2, 9.1.4 and 9.1.6 above, as relevant to the provision by Service Provider of Service Data under this Agreement, are subject to clause 5.7 of this Agreement.

9.2           Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

9.2.1        Where it acts as an agent on behalf of any of its own Investors, whether or not expressly identified to the Service Provider from time to time, any such Investors will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;

9.2.2        The Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Client;

9.2.3        Without prejudice to any more specific obligations set forth in this Agreement, the Client has obtained all consents from Investors required in connection with the engagement by the Client of the Service Provider to provide the Services;

9.2.4        It is in compliance with all securities, tax and commodities Laws applicable to it, and in material compliance with all other applicable laws; and

9.2.5        Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

9.3           Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

9.3.1        It has commercially reasonable data security and business continuity controls and plans;

9.3.2        It has access to, and will employ on behalf of the Client, the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

9.3.3        Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

10.           TERM AND TERMINATION

10.1         Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (“Initial Term”) and will thereafter continue in effect indefinitely unless it is terminated pursuant to other provisions in clause 10 and will renew automatically at the end of the Initial Term for one (1) year renewal terms (“Renewal Term”) unless one Party gives the other Party written notice of non-renewal not less than sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable. The Initial Term and any such Renewal Term shall be the “Term” of this Agreement.

10.2         Termination. In addition to the foregoing and subject to clause 10.3:

10.2.1      Either Party may terminate this Agreement, with or without cause, but only after the expiration of the Initial Term, by giving the other Party one hundred eighty (180) days’ written notice.

10.2.2      Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder (including the payments by the Client of the fees and expenses set forth in the Fee Schedule); provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

10.2.3      This Agreement may be further terminated by either Party immediately in the event of either Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

10.2.4      This Agreement may be terminated immediately based on the terminating Party’s reasonable opinion that the other Party has violated its obligation under clause 4.1 with respect to compliance with Law.

10.2.5      Notwithstanding anything contrary in this Agreement, this Agreement will terminate immediately upon the termination of the Administration Agreement.

10.3         Termination-related Obligations. Related to termination of this Agreement:

10.3.1      If the Client has terminated this Agreement without cause (other than as set forth in clause 10.2.1) or if the Service Provider has terminated this Agreement pursuant to clauses 10.2.2-10.2.4, the Client will pay the Service Provider as liquidated damages for such default, an amount equal (i) to the Monthly Fee payable by the Client (or, if no such Monthly Fee is specified in the Fee Schedule, the average monthly fees payable by the Client for the preceding six (6) months) multiplied by (ii) the lesser of the number of months remaining in the Term as of the effective date of such termination or, if the Initial term is expired, twelve (12) (“Liquidated Damages”). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by the Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to the Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Client will cause substantial damages to the Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to the Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

10.3.2      Upon termination, the Service Provider will, at the expense and written direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Client has not given written Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides such Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client Records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider (and will not be responsible for the fees, charges or expenses of any successor service provider) in connection with the termination of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in Schedule 2 or the Fee Schedule.

10.4         Surviving Terms. The rights and obligations contained in clauses 2.5, 2.8, 2.9, 5.1, 5.3 (to the extent set forth in the CDPC), 6, 7, 8, 10.3, 10.4, 11 and 12 of this Agreement will survive the termination of this Agreement.

11.           GOVERNING LAW AND JURISDICTION

11.1         Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflict) of the State of New York. The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees of the Trust, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

11.2         Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at American Arbitration Association (“AAA”) (even though neither party hereto may be a AAA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

11.3         Sovereign Immunity. Each Party irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.           MISCELLANEOUS

12.1         Entire Agreement; Amendments. This Agreement consists exclusively of this document, together with any schedules, exhibits, and annexes, and supersedes any prior agreement related to the subject matter hereof, whether oral or written. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider, provided that a series of the Funds may be added upon the execution by the Client and the Service Provider of an amendment to Schedule A. Any modifications to this Agreement shall be set forth in consecutive, numbered amendments.

12.2         Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

12.3         Waiver of Rights. Subject to clause 5.1, no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

12.4         Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

12.5         Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to (i) an Affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of the Service Provider’s assets or business that are used to provide the Services. If Service Provider intends to assign, transfer, merge, or sell any of its rights or obligations under this Agreement to a non-Affiliate, then Service Provider shall provide at least sixty (60) days prior written notice to the Client of such pending transaction, at which point Client is permitted to terminate this Agreement without any Liquidated Damages, subject to Client meeting all other termination related obligations under this Agreement including Client’s payment of all outstanding fees to the Service Provider.

12.6         Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

12.7         Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

12.8         Third Party Beneficiaries or Joint Venture. Except for Indemnitees contemplated by clause 7 or as set forth in clause 5.7.1, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

12.9         Certain Communications. The Client hereby acknowledges that if it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner, it (i) accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process and (ii) agrees that in such circumstances neither the Service Provider nor its Affiliates or Agents shall be responsible if a Person other than the intended recipient intercepts, discovers or acts upon such a communication. Upon notice, the Service Provider may require delivery of documents referenced above in an encrypted manner.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SERVICE PROVIDER
CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin
Name	Jay Martin
Title:	President
Date:	06/18/2019

CLIENT
CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Brian Henderson
Name	J. Brian Henderson
Title:	President
Date:	06/20/2019

Schedule A

List of Funds

1. U.S. Treasury Fund

2. Government Securities Money Market Fund

3. Limited Duration Fund

4. Moderate Duration Fund

5. Bond Fund

6. Strategic Enhanced Yield Fund

7. Ultra Short Tax-Free Income Fund

8. Active Core

9. Mid Cap Core Equity Fund

10. Opportunistic Fund

11. World Energy Fund

Schedule 1 to Services Agreement

Definitions

“1940 Act” means, the Investment Company Act of 1940, as amended.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agent” means any administrative or other service provider selected and used by a Party in connection with carrying out its obligations under this Agreement, whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means the Services Agreement to which this Schedule 1 is attached, and all other schedules, exhibits and annexes thereto, as they may be properly amended from time to time.

“AIFMD Regulations” means applicable regulations adopted from time to time pursuant to Alternative Investment Fund Manager Directive 694/2014 of the European Parliament, as amended from time to time.

“AML” has the meaning set forth in clause 2.8 of this Agreement.

“Authorized Person” means the Client or any Person that the Service Provider believes in good faith to be authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to the Service Provider in a notice reasonably acceptable to the Service Provider.

“Business Day” has the meaning set forth in Schedule 2.

“Change Control Process” has the meaning set forth in clause 2.2 of this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client” has the meaning set forth in the recitals to this Agreement.

“Client IP” means: (i) all Confidential Information of the Client, (ii) Investor lists and all information related to Investors furnished to or maintained by the Service Provider in connection with this Agreement, (iii) the unique investment methods utilized by a Client and the identities of the portfolio holdings at any time and from time to time of the Client, and (iv) all Intellectual Property Rights of the Client (whether owned, controlled, or licensed by the Client), excluding any architecture, structures, code, data, elements, formats, or Intellectual Property Rights that: (A) are developed by or on behalf of the Service Provider based on written requirements, settings or direction given by the Client; and (B) are embodied in the Service Provider Systems or the Services.

“Client Records” has the meaning set forth in clause 5.2 of this Agreement.

“Confidential Information” has the meaning assigned thereto in the Confidentiality and Data Privacy Conditions.

“Confidentiality and Data Privacy Conditions” or “CDPC” means the confidentiality and data privacy terms attached to this Agreement as Schedule 4.

“Data Suppliers” has the meaning set forth in clause 5.7 of this Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to this Agreement.

“Effective Date” means the date first set forth on page 1 of this Agreement.

“Fee Schedule” means the schedule between the Parties substantially in the form of Exhibit A of this Agreement, or in such other form agreed by the Parties, referencing this Agreement and describing the fees and expenses payable by the Client to the Service Provider in respect of the Services and this Agreement.

“Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Agent of the Service Provider, such as unavailability of communications systems or Service Data not caused by the Service Provider or any Affiliate or Agent of the Service Provider, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.

“Fund” shall mean a single series of the Funds, which has the meaning set forth in the recitals to this Agreement.

“Governmental Authority” means any domestic or foreign regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7.1 of this Agreement

“Initial Term” has the meaning set forth in clause 10.1 of this Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium as provided in this Agreement.

“Intellectual Property Rights” means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any acquired goodwill), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not), rights in business processes, and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world

“Investor” means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under this Agreement.

“Laws” means any domestic or foreign statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof, including without limitation, the 1940 Act.

“Liquidated Damages” has the meaning set forth in clause 10.3.1 of this Agreement.

“Loss” has the meaning set forth in clause 7.1 of this Agreement.

“MIFT” means a manually initiated Instruction to effect a transfer of assets owned by the Client or an Investor.

“Monthly Fee” has the meaning set forth in the Fee Schedule.

“OFAC” has the meaning set forth in clause 2.8 of this Agreement.

“Offering Document” has the meaning set forth in clause 5.9 of this Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider, each a “Party”.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Report” has the meaning set forth in clause 5.1 of this Agreement.

“Service Change” has the meaning set forth in clause 2.2 of this Agreement.

“Service Data” has the meaning set forth in clause 5.7 of this Agreement.

“Service Provider IP” means: (i) all Confidential Information of Service Provider; (ii) all Intellectual Property Rights of the Service Provider (whether owned, controlled, or licensed by Service Provider); (iii) the Service Provider Systems; (iv) all modifications to the Service Provider Systems regardless of whether the Client or a Client Affiliate paid for any such modifications; and (v) all other ideas, concepts, know-how, works of authorship, inventions, and intellectual property created or conceived by the Service Provider.

“Service Provider Systems” means the systems owned or operated by the Service Provider in providing any Services hereunder, including all hardware, software and methods utilized in the operation and provision of Service Provider Systems, all Intellectual Property Rights of the Service Provider, all ancillary programs and documentation utilized in the provisioning of any Services, and all modifications thereto.

“Services” means the services set forth in Schedule 2.

“SOC 1” has the meaning set forth in clause 5.2 of this Agreement.

“Software” has the meaning set forth in clause 5.6.2 of this Agreement.

“SSAE 16” has the meaning set forth in clause 5.2 of this Agreement.

“Standard of Care” has the meaning set forth in clause 6.1 of this Agreement.

“Start-Up” means the activities (including changes to Service Provider Systems and operating environment) and information required so that the Services may be performed by the Service Provider.

“System Documentation” has the meaning set forth in clause 5.6.1 of this Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 2 to Services Agreement

Services

I.            Services

1.            Registration Statements, Financial Statements and other Securities and Exchange Commission (“SEC”) Filings:

(a)          Coordinate and prepare, with the assistance and approval of the Trust’s investment adviser, counsel, officers and independent auditors, drafts of communications to shareholders of record of the Trust (“Shareholders”), including the annual report to Shareholders and the semi-annual report to Shareholders; prepare and file the final certified versions thereof on Form N-CSR;

(b)          Prepare and file all required notices pursuant to Rule 24f-2;

(c)          File the Funds’ Form N-17f-2 as prepared by the Funds’ independent auditor

(d)          Prepare and file the Funds’ Form N-CEN annually;

(e)          Assist with the layout, printing, and distribution of prospectuses and the Funds' semi-annual and annual reports to Shareholders;

(f)           Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month.

2.            Certain Operational Matters

(a)          Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable. Disbursements shall be subject to review and approval of an Authorized Person that is specifically designated on the list of Authorized Persons approved by the Board for particular functions and shall be made only out of the assets of the applicable Fund.

(b)          Prepare an annual projection of the Funds' non-asset based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses.

(c)          Compute, as appropriate, each Fund’s dividend payables and dividend factors;

(d)          Coordinate and assist the Funds’ transfer agent with respect to the payment of dividends and other distributions to Shareholders;

(e)          Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider;

(f)           Assist the Client in developing appropriate portfolio compliance procedures for each Fund to monitor compliance with the 1940 Act and other relevant regulations, each Fund’s investment objective, policies, restrictions, tax diversification, distribution and income requirements and provide daily and periodic compliance monitoring services with respect to such procedures and as reasonably requested by the Client;

(g)          Monitor and advise the Client and the Funds on the Funds’ regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment advisers, if requested;

(h)          Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:

i.           daily liquidity classifications of portfolio securities held by the Fund;

ii.          daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM);

iii.         daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum; and

iv.         monthly liquidity classification of portfolio securities on Form N-PORT effective June 1, 2019.

(i)           Assist the Client and Fund Counsel in responding to regulatory examinations or investigations, including making available personnel to respond and to provide documents;

(j)           Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Funds and assisting in strategic planning in response thereto.

(k)          Monitor wash sales annually;

(l)          Prepare informational schedules for use by the Funds’ auditors in connection with such auditor's preparation of the Funds’ tax returns and coordinate filing of the Fund’s tax returns;

(m)         Coordinate with independent auditors concerning the Funds’ regular annual audit;

(n)          Upon the Client’s request, the Service Provider will assist the Client with the following: (a) semi-annual reviews of financial reports (b) revisions to policies, procedures and code of ethics, (c) preparation of responses for regulatory examinations and inquiries, and (d) layout and printing of prospectuses and semi-annual and annual reports to Shareholders.

(o)          Provide support for the annual Registration Statement update on Form N-1A, including, but not limited to, providing the required financial information for the filings; and

(p)          Provide support for new fund development and filings, including pro forma expense projections as well as any financial information for the initial registration statement filing.

(q)          Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds.

(r)           Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment advisors, as requested.

(s)          Subject to other terms and conditions of this Services Schedule and Agreement make available appropriate individuals to serve as officers of the Funds, upon designation as such by the Board, to serve in ministerial capacities related to the services provided by Citi as determined by the Board, or as PFO of the Funds, upon designation as such by the Board subject to the provisions of this Agreement and the Citi policies referred to in this Agreement.

3.            Money Market Fund Reporting

With respect to each Fund regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act (a “Money Market Fund”), Service Provider shall:

(a)          Provide and post Fund’s schedules of investments for monthly posting on the Fund’s website;

(b)          Provide the fund’s mark-to-market, net flows and liquidity levels for daily posting on the Funds’ website.

(c)          Prepare and file the Fund’s portfolio holdings and coordinate the compilation of other data with the Fund’s investment adviser for monthly filing with the SEC on Form N-MFP;

(d)          Provide the Fund’s portfolio holdings to the Client’s investment adviser and coordinate monthly filing with the SEC on Form N-MFP.

4.            Regulatory Administration Services

Citi will provide the following regulatory administration services to the Client:

(a)          Prepare for review and approval by the Client and counsel to the Funds (“Fund Counsel”) drafts of: (a) the annual update to each Funds’ registration statement on Form N-1A, (b) as requested by the Client or Fund Counsel, other amendments to each Funds’ registration statement and supplements to its prospectus and statements of additional information reflecting developments from time to time with respect to existing Funds, and (c) notices of annual or special meetings of shareholders of the Client and proxy materials relating thereto, and file any of the foregoing with the Commission upon the request of the Client or counsel to the Client; Subject to approval by the Client and Fund Counsel, file any of the foregoing with the SEC;

(b)          Maintain corporate records on behalf of the Funds and provide access to fund governance information as it relates to Regulatory Administration’s Services, including, but not limited to, board books, minute books, Declaration of Trust and by-laws, and prepare, at the direction of Client, amendments to the Client's Declaration of Trust and by-laws and file as necessary;

(c)          Assist the Funds in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Funds at the expense of the Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, and file such fidelity bonds and any applicable, related notices with the SEC, to the extent such bonds and policies are approved by the Board;

(d)         Assist the Client in preparing for and conducting Board meetings by (a) coordinating Board book production and distribution, (b) subject to review and approval by the Client and its counsel, preparing Board agendas and minutes, (c) preparing the relevant sections of the Board materials pertaining to the responsibilities of Citi, (d) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (e) attending Board meetings and recording the minutes, and (f) performing such other Board meeting functions as agreed by the parties;

(e)         Coordinate the printing, distribution and solicitation of proxy materials for meetings of shareholders, if held; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings; and

(f)          Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)         Prepare and file, with the assistance of the Trust’s counsel, Form MT-1 for Massachusetts Business Trust.

(h)         Provide, when necessary, consultation in relation to certain other matters, including establishment of seed capital accounts and class action lawsuits.

5.            Performance Reporting Services

From time to time, upon request of the Client, provide performance reporting services ("Performance Reporting Services") consisting of one or more of the following:

(a)          Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(b)          Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(c)          Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and

(d)          Creation of templates, and preparation of reports to the Board.

II.           Notes and Conditions Related to Fund Administration Services

1.            With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

2.            If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider's services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

III.          PROVISION OF PRINCIPAL FINANCIAL OFFICER AND RELATED TERMS AND CONDITIONS

A.           Provision of Individual to Serve as a Principal Financial Officer. Subject to the other terms and conditions of this Section III of the Services Schedule, the Service Provider shall make a qualified individual available to serve as the Principal Financial Officer or under such other title to perform similar functions (the “PFO”) for the Funds.

B.           Discretion to Appoint and Remove the PFO; Client Control of the PFO. Client acknowledges and agrees that the Funds’ Board of Trustees shall have the sole and absolute discretion to appoint, or to determine not to appoint or to terminate, the services of, any person made available by the Service Provider to serve as a PFO pursuant to Section III.A above. The Client acknowledges and agrees, and represents that such individuals, when acting as a PFO, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

C.           Other Terms and Conditions Related to the PFO.

(i)           Individuals that Service Provider makes available as PFO need not be employees or agents of Service Provider and may be independent contractors or employees or agents of a third party, provided, however, that Service Provider agrees to promptly notify the Client if any PFO is not, or is no longer, an employee of Service Provider.

(ii)          If Service Provider can no longer secure the services of, or has decided to sever its relationship with, an individual that is currently serving as a PFO, the Client may secure such service directly in any manner deemed appropriate by the Client and the Funds. If this does not occur, Service Provider’s only obligation shall be to use reasonable efforts to make another qualified individual available to serve in the same capacity as such a PFO.

(iii)         In connection with Service Provider’s obligation to make a qualified individual available to serve as a PFO, Service Provider shall pay a level of total compensation to such person that is consistent with Service Provider’s compensation of employees having similar duties, similar seniority and qualifications, and working at the same or similar geographical location, and Service Provider shall not be required to pay compensation in any greater amount.

(iv)         If any employee of Service Provider acts as a PFO of the Funds, the Client acknowledges and agrees that any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of the Funds; if such policies prohibit any such employee from acting as a PFO of the Funds, Service Provider’s only obligation shall be to use reasonable efforts to make a non-employee available to serve in the same capacity as such a PFO.

D.           Provision of Information to PFO; Cooperation. In order to permit a PFO to act in the offices to which he or she has been appointed, the Client agrees to provide, and to use reasonable best efforts to ensure that the Funds provide, and to cause each other agent or current or immediately preceding service provider to the Client and/or the Funds (including investment advisers, intermediaries and custodians) to provide, to the PFO the information that the PFO may reasonably request in connection with his or her respective office, including, without limitation, any Organizational Documents, Offering Documents and Policies and Procedures of the Funds (including, as applicable, the Funds’ compliance program (the “Fund Compliance Program”) and the SOX disclosure controls and procedures (defined below)) and any amendments thereto. Client shall also make available, as reasonably requested by the PFO and at the expense of the Client, (i) the opportunity to consult with and seek instructions from the Board of the Funds and (ii) the opportunity to seek advice from the Client’s and Funds’ counsel and independent public accountants.

E.           Notices of Claims. The Client shall promptly notify the Service Provider of any claim, or issue, matter or event that would be reasonably likely to result in any claim, by the Client or the Funds, one or more Shareholder(s) or any third party which involves an allegation that a PFO failed to exercise his or her obligations to the Funds in a manner consistent with applicable Laws.

F.           Indemnification of PFO; Insurance. The Client represents, warrants, and agrees that the Funds’ Organizational Documents and/or resolutions of its Board contain mandatory indemnification provisions that are applicable to the PFO made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officer and holding the PFO harmless with respect to any claims, liabilities and costs arising out of or relating to the PFO’s service in good faith in a manner reasonably believed to be in the best interests of the Funds, except to the extent the PFO would otherwise be liable to the Funds or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client represents, warrants, and agrees that the Funds maintain insurance coverage from a reputable insurance company for the PFO under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and each series thereof and the nature of their investment portfolio and other relevant factors.

G.           Resignation of Officers. The PFO may resign for any reason. Service Provider may terminate this Agreement for cause pursuant to Section III.I(ii), and shall have no obligation to endeavor to make available another individual to act as a PFO, if:

(i)           the Funds’ Organizational Documents do not, or no longer, contain the indemnity described in Section III.F or the Funds have not secured or maintained the insurance policy described in Section III.F;

(ii)          the PFO determines, in good faith, that the Funds --

(a)          have failed (I) to establish, maintain and implement a reasonable Fund Compliance Program or (II) to secure the reasonable cooperation of those service providers to the Funds or third parties (including investment advisers and intermediaries) that are not affiliated with Service Provider with respect to the Fund Compliance Program;

(b)          have failed (I) to establish, maintain and implement reasonable written policies and procedures related to the due diligence obligations of certifying officers under the Sarbanes Oxley Act of 2002 (“SOX disclosure controls and procedures”) or (II) to secure the reasonable cooperation of those service providers to the Funds that are not affiliated with Service Provider with respect to the SOX disclosure controls and procedures;

(c)          have failed to secure and retain the services of legal counsel or independent auditors; or

(d)          have violated, or is likely to violate or be deemed by any applicable Governmental Authority to have materially violated any applicable Law, including any applicable securities Laws or the PFO, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the PFO was an officer of the Funds.

Effective immediately upon the termination or expiration of the Agreement, a PFO shall be deemed to have resigned his or her respective office, with no requirement to deliver a resignation notice to the Client or the Funds and no requirement by the Client or the Funds to deliver a termination notice.

H.           FEES AND EXPENSES.

(i)           Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Schedule, together with any other amounts payable to the Service Provider under this Agreement.

(ii)         Expenses. In addition to paying the fees set forth in the Fee Schedule, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Section III, including but not limited to the following: (i) all out of pocket costs incurred in connection with the provision of a PFO to the Funds under this Agreement, including travel costs for attending Board meetings, and conducting due diligence on the Funds’ investment advisers, custodian, intermediaries and other service providers (other than the Service Provider); and (ii) upon the approval of the Client or the Funds, costs to recruit a PFO.

In addition, in the event that the Service Provider is requested or authorized by the Client or the Funds, or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to services provided by the Service Provider to the Client and the Funds under this Agreement, the Client will, so long as the Service Provider is not the subject of the investigation or proceeding in which the information is sought, pay the Service Provider for its professional time (at its standard billing rates) and reimburse the Service Provider for its reasonable out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

I.             TERM AND TERMINATION RELATED TO THE PROVISION OF PFO SERVICES.

(i)           Term. The provision of a PFO will begin on the Effective Date and shall continue until it is terminated by either Party as permitted in Section III.I(ii) below.

(ii)          Termination.

(a)        Either Party may terminate the provision of a PFO with or without cause, by provision of a written notice of (i) at least 30 days, in the case of notice from the Client to the Service Provider and (ii) at least 90 days, in the case of notice from the Service Provider to the Client.

(b)          Subject to Section III.G, the Service Provider may terminate the provision of a PFO with cause on at least thirty (30) days’ written notice to the Funds if the Client or the Funds have materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the Client has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the Client or the Funds become insolvent or has submitted a voluntary petition for administration.

(c)          The provision of a PFO may be further terminated by either Party immediately in the event of:

(i)           the winding up of or the appointment of an examiner or receiver or liquidator to the other party or the Funds or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)          the other Party no longer being permitted or able to perform its obligations under this Section III pursuant to applicable law or regulation.

(d)         Notwithstanding the foregoing, the provision of a PFO shall terminate automatically, with no further action required by either Party, immediately upon the expiration or termination of the Agreement.

(iii)         Surviving Terms. The rights and obligations contained in Section III.I will survive the termination of this Agreement.

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services and its other obligations in connection with the Agreement are dependent upon:

1.            The Client and its employees, Agents, subcontractors, predecessor service providers and other Persons that are not employees or Agents of the Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services and meet its obligations under any implementation plan agreed by the Parties (including, without limitation, investment advisors, custodians, and intermediaries) providing cooperation, information and, as applicable, Instructions to the Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to allow the Service Provider to (i) provide the Services, (ii) meet its obligations under any Implementation plan agreed by the Parties, (iii) meet its other obligations under the Agreement, and (iv) resolve or reconcile discrepancies between or among data sources.

2.            The communications systems operated by the Client and third parties (other than Agents of the Service Provider) in respect of activities that interface with the Services remaining fully operational.

3.            The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, current and predecessor Agents and other Persons (including, without limitation, investment advisors, custodians, and intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider.

4.            The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

5.            Any relevant and applicable warranty, representation, covenant or undertaking expressly made by the Client under the Agreement being and remaining true and correct at all times.

6.            Any of the items listed in documents agreed between the Parties from time to time as being the responsibility of the Client.

7.            Without limitation to the foregoing, in connection with any implementation plan or Service Change plan agreed by the Parties, Dependencies shall include:

7.1          The Client agreeing to Service Change plan or, if applicable, implementation plan proposed by the Service Provider in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

7.2          The Client satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change plan or implementation plan) any software development, connectivity, or other obligations required to be completed by the Client or its Agents in order for the Service Provider to satisfy its obligations under such Service Change plan or implementation plan or perform the Services (unless such delay is caused by a failure of the Service Provider or an employee or Agent of the Service Provider, to complete in a timely manner any obligation of the Service Provider thereunder or otherwise, the completion of which by the Service Provider is not dependent upon another Dependency).

7.3          Timely delivery of technical data details and internal information of the Client, as reasonably requested by the Service Provider.

7.4          The Client meeting any obligations mutually agreed in writing in connection with such testing plans.

7.5          With respect to any functions or activities that are subject to acceptance testing by the Client in connection with any such Service Change plan or implementation plan, the timely delivery to the Service Provider of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.

Schedule 4 to Services Agreement

Confidentiality and Data Privacy Conditions

1.            Introduction. These conditions (“Conditions”) form part of the Services Agreement (the “Agreement”) that applies between the Client and the Service Provider in relation to the provision of Services to the Client pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.

2.            Protection of Confidential Information. The Receiving Party will treat the Disclosing Party’s Confidential Information as confidential in accordance with the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care.

3.            Use and disclosure of Confidential Information. The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes and as otherwise expressly set forth in these Conditions. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.            Exceptions to confidentiality. Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the act or omission of the Receiving Party or its Affiliates, or their respective Representatives, in breach of these Conditions; (ii) is obtained by the Receiving Party from a third party believed by the Receiving Party to have authority to provide it or already known by the Receiving Party, in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) an Authorized Person has agreed that the Receiving Party may disclose it; or (v) constitutes Anonymized and/or Aggregated Data.

5.            Authorized disclosures.

5.1          Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfill the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and such Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to treat such Confidential Information as confidential and to exercise at least the same degree of care that Receiving Party is obligated to exercise and to use it for only the relevant Permitted Purposes.

5.2          Other disclosures. Service Provider Recipients may: (i) disclose the Client‘s Confidential Information to such parties as may be designated by the Client (for example, the Client’s shared service centre) and to Client Affiliates; and (ii) disclose the Client’s Confidential Information to Payment Infrastructure Providers and Securities Infrastructure Providers on a confidential basis to the extent necessary for the provision of the Services under the Agreement.

5.3          Payment reconciliation. When the Client instructs the Service Provider to process, investigate or reconcile a payment or transaction between an account of the Client or one of its customers and a third party’s account, the Service Provider may disclose to the third party the Client’s name, address and account number (and such other Client Confidential Information as may be reasonably required by the third party to effect such payments or transaction, respond to requests for information about such payments or transactions, or perform payment or transaction reconciliations).

5.4          Legal and regulatory disclosure. The Receiving Party (and, where the Service Provider is the Receiving Party, Service Provider Recipients, Payment Infrastructure Providers and Securities Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, or agreement entered into by any of them and any governmental authority, domestic or foreign, or between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and government authorities, and persons from whom they receive or to whom they make, process, administer or reconcile payments or other financial transactions on behalf of the Disclosing Party.

6.            Retention and deletion. On termination of the Agreement, each of the Client and Service Provider Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under laws and regulations applicable to the Receiving Party, but shall otherwise securely destroy or delete such Confidential Information. Notwithstanding the foregoing, the Receiving Party shall not be obliged to destroy electronic records.

7.            Data privacy.

7.1          Compliance with law. The Receiving Party will comply with local data protection laws applicable to the Receiving Party in Processing Disclosing Party Personal Data in connection with the provision or receipt of Services under the Agreement.

7.2          Confidentiality and security. The Service Provider will, and will use reasonable efforts to ensure that Service Provider Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, electronic, procedural, technical and organizational security measures to protect Client Personal Data security, confidentiality and integrity that is within its or their custody or control against unauthorized or unlawful Processing and accidental disclosure, destruction or loss.

7.3          Purpose limitation. The Client hereby authorizes and instructs the Service Provider to Process Client Personal Data in accordance with and as permitted by these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes. The Service Provider shall not Process Client Personal Data for any other purpose unless expressly authorized or instructed by the Client.

7.4          International transfer. The Client acknowledges that in the course of the disclosures described in Condition 5 (Authorized disclosures) above, Disclosing Party Personal Data may be disclosed to recipients located in countries that do not offer a level of protection for those data as high as the level of protection in the country in which the Service Provider is established or the Client is located.

7.5          Consent and warranty. To the extent that the Client is the Data Subject of Client Personal Data Processed by the Service Provider, then the Client consents to the Service Provider’s Processing of all of such Client Personal Data as described in Conditions 3 to 7. To the extent that the Service Provider Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties or the Client’s customers), the Client warrants that to the extent required by applicable law or regulation it has provided notice to and obtained consent from such Data Subjects in relation to the Service Provider’s (and its Affiliates’ and Third Party Service Providers’) Processing of their Personal Data as described in these Conditions (and will provide such notice or obtain such consent in advance of providing similar information for such Processing to the Service Provider of such Affiliates or Third Party Service Providers in future). The Client further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realisation of the relevant Permitted Purposes. The parties acknowledge and agree that the above consent may not be required if the Processing is necessary for the performance of obligations resulting from a contract with the Data Subject or imposed by law, or for the purposes of legitimate interests pursued by the Service Provider or a person to whom the Client Personal Data are disclosed which are not outweighed by prejudice to the rights, freedoms or legitimate interests of the Data Subjects or (other than where the Service Provider is established in Austria and/or the Czech Republic) for the Processing of information relating to persons other than living individuals. Service Provider’s Affiliates and Third Party Service Providers shall be third party beneficiaries of the Client’s warranties in this Condition 7.5.

7.6          Employee reliability and training. The Service Provider will take reasonable steps to ensure the reliability of its employees who will have access to Client Personal Data and will ensure that those of its employees who are involved in the Processing of Client Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

7.7          Audit. The Service Provider shall provide the Client with such information as is reasonably requested by the Client to enable the Client to satisfy itself of the Service Provider’s compliance with its obligations under Condition 7.2 (Confidentiality and security). Nothing in this Condition 7.7 shall have the effect of requiring the Service Provider, its Affiliates or any Third Party Service Provider to provide information that may cause it to breach its respective confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

8.            Security Incidents. If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of law and regulation applicable to Service Provider. The Service Provider will promptly notify the Client of any Security Incident as soon as reasonably practicable after the Service Provider becomes aware of a Security Incident, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation. The parties agree that where the Service Provider has no direct contractual relationship with Data Subjects whose data have been compromised in a Security Incident, the Client will be responsible for making any notifications to regulators and individuals that are required under applicable data protection law or regulation. The Service Provider will be financially responsible for Security Incidents caused by Service Provider Recipients and will provide reasonable information and assistance to the Client to help the Client to meet its obligations to Data Subjects and regulators. Neither the Service Provider nor the Client will issue press or media statements or comments in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent.

9.            Definitions. Capitalised terms used in these Conditions shall have the meanings given to them in the Services Agreement or as set out below:

“Affiliate” means either a Service Provider Affiliate or a Client Affiliate, as the context may require;

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party or its Related Parties (or, in the case of Client, its customers) received or generated by the Receiving Party in connection with the provision or receipt of the Services under the Agreement and in respect of which all personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot identify the Disclosing Party, its Affiliates or Related Parties or their respective customers or Representatives, or a natural person;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

(A)         where the Disclosing Party is the Client or a Client Affiliate, or any of their respective Representatives and customers or clients of such parties: information relating to the Client or Client Affiliates or their respective Representatives or Related Parties received by Service Provider Recipients in the course of providing Services under the Agreement to the Client, including all Client Personal Data, Client’s transactional information, and any other information that is either designated by the Client as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)          where the Disclosing Party is the Service Provider or a Service Provider Affiliate, or any of their respective Representatives or Third Party Service Providers or technology or data licensors: information relating to the Service Provider or Service Provider Affiliates or their respective Representatives, Third Party Service Providers or technology or data licensors, received or accessed by the Client, Client Affiliates and their respective Representatives in connection with the receipt of Services under the Agreement, including Service Provider Personal Data, information relating to the Service Provider’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information that is either designated by the Service Provider as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Client Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with Client, and any branch thereof, including, without limitation, if the Client is an investment adviser or other financial institution, pooled investment vehicles managed or sponsored by the Client with respect to which Service Provider provides Services under the Agreement;

“Client Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Service Provider from the Client, Client Affiliates and their respective Representatives and Related Parties in the course of providing Services under the Agreement to the Client. Client Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, Service Provider account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such natural person. For the purpose of these Conditions, Data Subjects may be the Client, Client Affiliates, the Service Provider, their personnel, Related Parties, customers of the Client, suppliers, payment remitters, payment beneficiaries or other persons;

“Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party;

“Disclosing Party Personal Data” means Personal Data provided by or on behalf of the Disclosing Party to the Receiving Party in the course of the provision or receipt of the Services under the Agreement;

“Payment Infrastructure Provider” means a payments clearance system or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks who are not agents of the Service Provider;

“Permitted Purposes” in relation to the Service Provider’s use of Client’s Confidential Information means the following purposes: (i) to provide Services under the Agreement to the Client and, where contemplated by the Agreement, the Client’s Affiliates and Related Parties, in accordance with the Agreement; (ii) to undertake activities related to the provision of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Service Providers and its Affiliates) and comply with any law applicable to any of the Service Provider, Service Provider Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Client representatives who contact the Service Provider or may be contacted by the Service Provider; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Client and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (e) for crime detection, prevention, investigation and prosecution; (f) to enforce or defend the Service Provider’s, its Affiliates’ and Third Party Service Providers’ rights; and (g) to manage the Service Provider’s relationship with the Client and, where Services may be consumed by them as contemplated by the Agreement, the Client’s Affiliates and Related Parties, which may include providing information to Client and Client Affiliates and Client’s Related Parties about the Service Provider’s and Service Provider Affiliates’ products and services; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

“Permitted Purposes” in relation to the Client’s use of the Service Provider’s Confidential Information means the following purposes: (i) to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Services from the Service Provider in accordance with the Conditions, (ii) to manage the Client’s relationship with the Service Provider, and (iii) to comply with legal, regulatory and compliance requirements;

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law;

“Processing” of Personal Data means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such Personal Data;

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement;

“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Client, if the Client is a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Client, if the Client is a partnership, (iii) is treated as the owner of the Client, if the Client is a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Client, if the Client is a trust; or (v) exercises control over the Client directly or indirectly through ownership or any arrangement or other means, if the Client is an entity, including (a) a settlor, protector or beneficiary of a trust, (b) a person who ultimately has a controlling interest in the Client, (c) a person who exercises control over the Client through other means, such as manager of a limited liability company or a general partner of a partnership, or (d) the senior managing official of the Client; or (vi) an investment adviser that provides services to or for the benefit of Client or a Client Affiliate;

“Representatives” means a party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Securities Infrastructure Provider” means a securities exchange or settlement system or other third party which forms part of a securities settlement infrastructure, including without limitation communications, clearing or payment systems and brokers, dealers and banks;

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data within Receiving Party’s custody or control has been materially compromised so as to pose a reasonable likelihood of harm to the Data Subjects involved;

“Service Provider Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Service Provider, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Service Provider Personal Data” means Personal Data relating to a Data Subject received by the Client from the Service Provider, Service Provider Affiliates and/or their respective Representatives or Third Party Service Providers in the course of receiving Services under the Agreement from the Service Provider or such Service Provider Affiliates and/or Representatives or Third Party Service Providers. Service Provider Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to it and who is not a Payment Infrastructure Provider or Securities Infrastructure Provider. Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call center service providers.

Exhibit A

Fee Schedule

I.	Fees

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

Administration Fees

The Client shall pay an annual fee with respect to the Funds as follows:

A.	Sub-Administration Fees

Financial Statements	$15,000 per Fund
Expense Payments	$7,500 per Fund
Tax Services	$7,500 per Fund
Form N-Q (effective thru March 2019)	$3,000 per Fund
Portfolio Compliance
First 5 Funds	$3,000 per Fund
Each Additional Fund	$2,500 per Fund
Treasurer Services	$75,000 in the aggregate for all Funds
PFO Services	$25,000 in the aggregate for all Funds

Form N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,500
Tier 2	Fixed Income Funds* holding 0-499 securities and Equity Funds holding 50-499 securities	$14,000
Tier 3	All Fixed Income and Equity Funds holding > 500 securities	$18,000

Sleeve Fee: An additional fee will apply per sleeve	$1,000

Implementation
One-time set-up fee per client	$10,000

*Fixed Income Funds are defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

Liquidity Risk Management

Tier	Description	Annual Fee (per Fund)
Tier 1	All Funds holding < 50 securities	$2,000
Tier 2	All Funds holding 50-500 securities	$3,000
Tier 3	All Funds holding > 500 securities	$4,000

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

B.	Money Market Fund Reporting Fees

For the Money Market Fund Reporting Services, the Administrator shall pay $5,000 per year (billed monthly) per Money Market Fund. The foregoing fees do not include out-of-pocket expenses, which shall be paid separately by the Administrator. In addition, with respect to any documents to be filed with the SEC, the Administrator shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.

C.	Additional Fees (if applicable)

Gross of fee Performance	$1,500	per Fund
15 Year Total Return-initial quarter	$250	per Fund
15 Year total return-Initial quarter	$125	per fund per quarter
C Corp Tax Services	$25,000	per Fund
Daily Yield Support	$6,750	per Fund per year

D.	Regulatory Administration Fees

Annual Fee	$100,000	per year for all Funds in the aggregate

E.	Optional Performance Reporting Services

As compensation for the Performance Reporting Services provided from time to time, the Client shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services. Service Provider shall provide the Client with a proposal approximately six (6) weeks prior to the end of the Client’s fiscal year, and the Client shall advise Service Provider of the Client’s acceptance of such proposal within two (2) weeks of submission thereof. A quote shall be provided upon request and shall be based upon the following schedule of fees:

Creative Direction and Design

Creation/Design of Cover Artwork	$500.00	Flat fee
Creation/Design of Book Style	$1,000.00	Flat fee

Coordination Charges

The Coordination charges include the following services: Coordination with all Service Provider internal and external contacts (Service Provider Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Portfolio independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman's/Shareholder Letter and 1 Portfolio	$3,000	Flat fee
Each additional Portfolio	$500	Per Portfolio

Typesetting - Initial Composition

New set page (from disk)	$45.00	per page
New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Charting

New Chart	$65.00	per chart
Author alterations to charts – includes 2 alteration cycles – additional cycles will be charged at an additional $15.00	$25.00	per chart 2 alteration cycles
Additional alteration cycles billed outside the allotted 2 cycles	$15.00	per alteration cycle
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to Author alteration
Board Books and Reporting
Production designer project management fee	$135.00	per hour
New Chart	$90.00	per chart

Marketing Documents and Fees

Upon request and subject to oversight of the Administrator, Citi shall:

Create, provide data for, design and produce marketing documents as noted in this schedule for the fees noted in this schedule, which the Administrator shall pay to Citi as invoice.

Commentary Pricing	$350.00	per page
Quarterly Fund Fact Sheets	$300.00	per page

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

I.	Reimbursement of Expenses. Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

i.	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Investors;
ii.	The cost of obtaining security and issuer information;
iii.	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
iv.	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

v.	All copy charges;
vi.	Any expenses Service Provider shall incur at the written direction of a duly authorized officer of the Client;
vii.	All systems-related expenses associated with the provision of special reports;
viii.	The cost of vendor tax data services;
ix.	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and
x.	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

II.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Service Provider shall be entitled to receive the following amounts from the Client:

i.	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
ii.	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
iii.	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
iv.	Check and payment processing fees; and
v.	Costs of rating agency services